EXHIBIT 99.1

                               [GRAPHIC OMITTED]

                               B R O O K D A L E
                                 SENIOR LIVING

Contact:                                                 FOR IMMEDIATE RELEASE
Francie Nagy
Investor Relations
212-515-4625

       Brookdale Signs Agreement to Acquire Southern Assisted Living Inc.
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Chicago, IL. December 21, 2005 - Brookdale Senior Living Inc. (NYSE: BKD) announced today that it signed a definitive agreement to acquire Southern Assisted Living Inc. (SALI), a company based in North Carolina that operates a portfolio of senior living facilities, for $82.9 million.

Included in the transaction are 41 senior living facilities, with 2,887 assisted living beds, that are currently leased and operated by SALI. In addition, SALI manages one property for a third party. The facilities are located throughout North Carolina, South Carolina and Virginia.

The transaction is expected to close at the end of the first quarter of 2006 and is subject to a forty-five day due diligence period during which Brookdale may terminate the merger agreement for any reason and without penalty as well as landlord consent and certain other customary closing conditions.

About Brookdale Senior Living

Brookdale Senior Living Inc. is a leading owner and operator of senior living facilities throughout the United States. The Company is committed to providing an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents. The Company owns and operates independent, assisted and dementia-care facilities, with a total of 384 facilities in 32 states and the ability to serve over 30,000 residents.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to our ability to close the acquisition, satisfaction of closing conditions, obtaining consents, the exercise of our due diligence termination rights, and the timing of the closing of the acquisition. Words such as "expect(s)" and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Brookdale can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Brookdale's expectations include, but are not limited to, whether conditions to the closing of the transaction will not be satisfied and other risks detailed from time to time in Brookdale's SEC reports. Such forward-looking statements speak only as of the date of this press release. Brookdale expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

For more information regarding Brookdale and to be added to our email distribution list, please visit http://www.brookdaleliving.com.